ASSET PURCHASE AGREEMENT

                                   between

                             PETROL ENERGY, INC.

                                     and

                         EURO TECHNOLOGY OUTFITTERS

                               August 19, 2002

                              TABLE OF CONTENTS

ARTICLE I Sale and Purchase; Liabilities Assumed                           4
     1.1  Asset Purchase                                                   4
     1.2  Operations Following Asset Purchase                              4
     1.3  Consideration for the Assets                                     4
     1.4  Assumption of Liabilities                                        5
     1.5  Allocation of Consideration                                      6
     1.6  Accounts Receivable                                              6
     1.7  Closing                                                          6
     1.8  Effective Time                                                   6

ARTICLE II Representations and Warranties of Buyer                         6
     2.1  Corporate Organization                                           6
     2.2  Authorization                                                    6
     2.3  Consents and Approvals                                           6
     2.4  No Conflict                                                      6
     2.5  Brokers and Finders                                              7

ARTICLE III Representations and Warranties of Seller                       7
     3.1  Corporate Organization                                           7
     3.2  Authorization                                                    7
     3.3  Consent and Approvals                                            7
     3.4  Subsidiaries                                                     8
     3.5  Capitalization                                                   8
     3.6  Affiliates                                                       8
     3.7  Litigation                                                       8
     3.8  Stock Ownership and Authority                                    8
     3.9  No Conflicts                                                     8
     3.10 Financial Statements                                             9
     3.11 Absence of Certain Changes or Events                             9
     3.12 Taxes                                                            9
     3.13 Title to Assets                                                  9
     3.14 Compliance with Laws; Authorization                              9
     3.15 Employee Benefits Plans                                         10
     3.16 Contracts                                                       10
     3.17 Books of Account; Records                                       10
     3.18 Labor Relations                                                 10
     3.19 Environmental Matters                                           11
     3.20 Brokers and Finders                                             11


ARTICLE IV  Conditions Precedent to Obligations                           11
     4.1  Conditions to Obligations of Buyer                              11
     4.2  Conditions of Seller                                            12

ARTICLE V Closing                                                         12
     5.1  Deliveries of Seller at Closing                                 12
     5.2  Deliveries of Buyer at Closing                                  13

ARTICLE VI  Indemnification                                               13
     6.1  Survival of Representations, Warranties and Agreements          13
     6.2  Indemnification                                                 13
     6.3  Limitations on Indemnification                                  14
     6.4  Procedure for Indemnification with Respect to Third-Party
          Claims                                                          14
     6.5  Procedure for Indemnification with Respect to
          Non-Third-Party Claims                                          15

ARTICLE VII Covenants                                                     15
     7.1  Covenant Against Hiring                                         15
     7.2  Due Diligence Access                                            15
     7.3  Conduct of Interim Operations                                   16
     7.4  Tax Covenants                                                   17
     7.5  Changes to Disclosure Schedule                                  17
     7.6  Liabilities                                                     17

ARTICLE VIII Termination of Agreement                                     17

ARTICLE IX  Miscellaneous Provisions                                      18
     9.1  No Negotiations by Seller                                       18
     9.2  Notice                                                          18
     9.3  Entire Agreement                                                19
     9.4  Binding Effect; Assignment                                      19
     9.5  No Third-Party Beneficiaries                                    19
     9.6  Counterparts                                                    19
     9.7  Expenses                                                        19
     9.8  Waiver; Consent                                                 19
     9.9  Other and Further Covenants                                     20
     9.10 Governing Law                                                   20
     9.11 Public Announcements                                            20

                          ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this "Agreement") is made and entered into on August 19, 2002, between Petrol Energy, Inc., a Nevada corporation ("Seller"), and Euro Technology Outfitters, a Nevada Corporation ("Buyer").

     WHEREAS, Seller is an oil and gas exploration and development company, and desires to sell the Assets (as defined herein) upon the terms and conditions hereinafter stated;

     WHEREAS, Buyer desires to purchase the Assets from Seller ("Asset Purchase") upon the terms and conditions hereinafter stated;

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the parties hereto agree as follows:

                                  ARTICLE I
                   Sale and Purchase; Liabilities Assumed

     1.1 Asset Purchase. At the Closing (as defined herein), to be effective as of the Effective Time (as defined herein), Seller shall sell, convey, assign, transfer and deliver to Buyer, free and clear of all liens and encumbrances of any kind except those disclosed in the disclosure schedule attached hereto (the "Disclosure Schedule") those assets, rights and interests, tangible or intangible, which are listed by category on the attached Exhibit A (the "Assets"), and all books and records which relate to the Assets (except for books and records which Seller is required by law to retain in its possession, copies of which will be provided to Buyer); provided, however, that there shall be excluded from the Assets those assets listed on the attached Exhibit A-1.

     1.2 Operations Following Asset Purchase. The assets of Seller following the Effective Time will be combined with the business of Buyer and will be operated under the name Petrol Oil & Gas, Inc.

     1.3  Consideration for the Assets.

          The total consideration for the Assets shall be paid in ten million nine hundred eighteen thousand three hundred (10,918,300) shares of Rule 144 Restricted Common Shares of Euro Technology Outfitters (Buyer) stock.

          (a)  The shares issued shall contain the following Legend:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"). THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE

     REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO SUCH SHARES, OR AN OPINION SATISFACTORY TO THE ISSUER AND ITS COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

     (b) At the Effective Time, subject in all instances to each of the terms, conditions, provisions and limitations contained in this Agreement, the Seller shall sell, transfer, convey, and assign to the Purchaser, by instruments satisfactory in form and substance to the Purchaser and its counsel, and the Purchaser shall acquire from the Seller, the Acquired Assets, subject to no Assumed Liabilities, in exchange for ten million nine hundred eighteen thousand three hundred (10,918,300) shares of common stock of Purchaser subject to the legend set forth above.

     1.4  Assumption of Liabilities.

     (a) In connection with the acquisition by Buyer of the Assets as of the Effective Time, Buyer shall assume only those liabilities under the Material Contracts/Leases (as defined herein) of Seller that are expressly identified on the attached Exhibit B. Buyer does not hereby, and will not at any time be required to, assume, pay, perform or discharge any other obligations, claims, liabilities, costs or expenses of Seller, including without limitation any of the following: (i) any liability in respect of separation or severance pay to any person employed by Seller; (ii) any liability under any plan, fund, program, policy or arrangement under which any persons are provided or promised pensions, retirement income, deferred compensation or profit-sharing; (iii) any liability under any plan, fund, program or arrangement under which any persons are provided or promised bonuses, incentive pay, severance pay, vacations or vacation pay, salary continuation, medical insurance or benefits, savings benefits, stock options, life insurance or death benefits, travel or accident benefits or unemployment benefits; (iv) any liability for occupational health and safety or environmental matters;
(v) any liability of Seller (including without limitation any liability or potential liability with respect to any consolidated return filed or to be filed by any person) for federal, state or local income or other taxes or penalties or interest thereon; (vi) any pending or threatened litigation against Seller or any affiliate of Seller; (vii) any loans or accounts payable, including but limited to any intercompany loans, advances or other obligations owed by Seller to any affiliate of Seller; and (viii) liability of any kind, direct or indirect, fixed or contingent, arising out of, resulting from or relating to actions taken or omitted to be taken by Seller prior to, on or after the Closing Date.

     (b) Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment hereunder of any Material Contract/Lease shall require the consent of any other party (or in the event that any of the same shall be non-assignable), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Seller shall use its best efforts to obtain the consent of such other party to an assignment to Buyer. If such consent is not obtained and is waived by Buyer prior to the Closing, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits under any such contract from and after the Effective Time.

     1.5 Allocation of Consideration. The parties agree on the written allocation of the Consideration among the Assets attached hereto as Exhibit
A. The parties agree to file all federal, state and local tax returns in accordance with such allocation.

     1.6 Accounts Receivable. Seller shall retain its accounts receivable and Buyer shall have no obligation to collect them for Seller.

     1.7 Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m., local time, on August 21, 2002, at the officers of Securities Law Institute, at 1850 E. Flamingo Rd., Suite 111, Las Vegas, Nevada, or on such other date or at such other place as the parties may agree. The date and time of the Closing are sometimes referred to herein as the "Closing Date".

     1.8 Effective Time. The "Effective Time" shall mean 12:01 a.m., Las Vegas local time, on the first business day following the Closing Date. The parties agree that (i) between the Closing Date and the Effective Time the business of Petrol Energy shall be operated for the benefit of and at the risk of Seller and its stockholders (with Seller hereby agreeing to insure against and hold Buyer harmless with respect to risk of loss or damage to the Assets during such time) and (ii) the transfer of the Assets to Buyer and the assumption of any liabilities hereunder by Buyer shall be effective from and after the Effective Time without further action by the parties hereto.

                                 ARTICLE 11
                   Representations and Warranties of Buyer

     Buyer hereby represents and warrants to Seller that:

     2.1 Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has all requisite power and authority to enter into this Agreement, perform its obligations hereunder and consummate the Asset Purchase.

     2.2 Authorization. All necessary and appropriate corporate action has been taken by Buyer with respect to the execution and delivery of this Agreement and the performance of its obligations hereunder, and this Agreement constitutes a valid and binding obligation of Buyer enforceable against it in accordance with its terms.

     2.3 Consents and Approvals. To the best of Buyer's knowledge, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or regulatory authority or agency is required in connection with the execution and delivery of this Agreement by Buyer or its performance of the terms hereof or for the validity or enforceability thereof.

     2.4 No Conflict. Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the Asset Purchase will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or ByLaws of Buyer, (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or cause a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Buyer, under any agreement, indenture, or instrument, binding on Buyer or its properties or assets, or
(iii) violate any judgment, order, decree, stipulation, injunction or charge of any court, administrative agency or commission or other governmental authority or instrumentality by which Buyer is bound.

     2.5 Brokers and Finders. Buyer has not employed any broker or finder or incurred any liability for brokerage fees in connection with the Asset Purchase.

                                 ARTICLE III
                  Representations and Warranties of Seller

     Seller represents and warrants to Buyer that;

     3.1 Corporate Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Seller has all requisite power and authority and, except as set forth on the Disclosure Schedule, all governmental licenses, authorizations, consents and approvals necessary to own, lease and operate its respective properties and conduct its respective businesses as presently or as currently proposed to be conducted. Seller is not qualified to do business as a foreign corporation in any jurisdiction, and neither the nature of the business conducted by it nor the property it owns, leases or operates requires it to qualify to do business as a foreign corporation in any jurisdiction except where the failure to be so qualified would not have a Material Adverse Effect on Seller. "Material Adverse Effect" as used in this Agreement means, with respect to any event, act, condition or occurrence, a material adverse effect upon any of (i) with respect to Seller, the properties, assets, liabilities, business, results of operations, prospects or condition (financial or otherwise) of Seller, and (ii) with respect to the Seller, or Buyer, the ability of either Seller, or Buyer, as the case may be, to consummate the Asset Purchase or to perform their obligations set forth herein.

     3.2 Authorization. Seller has the power and authority, and its stockholders have granted to it the capacity and legal right, to execute, deliver and perform this Agreement and to consummate the Asset Purchase. This Agreement has been executed and delivered by the Seller and constitutes the valid and binding obligation of it. Seller's Board of Directors and a majority of its stockholders have approved the execution, delivery and performance of this Agreement by Seller.

     3.3 Consent and Approvals. To the best of Seller's knowledge, and except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"), no consent, approval, order or authorization of, or declaration or filing with, any governmental or regulatory authority or agency is required in connection with the execution and delivery of this Agreement by Seller or its performance of the terms hereof or for the validity or enforceability thereof as to it and him.

     3.4 Subsidiaries. Seller has no subsidiaries and holds no direct or indirect beneficial interest in any corporation, partnership, joint venture, limited liability company, or other entity or enterprise.

     3.5 Capitalization. The authorized capital stock of Seller consists solely of (1) 100,000,000 shares of common stock, 6,918,300 of which are issued and outstanding (the "Stock") and (2) 10,000,000 shares of preferred stock, of which there are no issued and outstanding. All outstanding shares of common stock of Seller are validly authorized, issued, fully paid and nonassessable. Except as set forth in the Disclosure Schedule, there are no outstanding subscriptions, options (including employee stock options), warrants, puts, calls, agreements, understandings, or other commitments or rights of any type to which Seller is a party, or by which any such party is bound, relating to the issuance, sale or transfer by Seller of any securities of Seller. There are no outstanding securities which are convertible into or exchangeable for any shares of capital stock of Seller. Seller has no obligation of any kind to issue any additional securities or to repurchase, redeem or otherwise acquire any of the Stock.

     3.6 Affiliates. Seller has not had any direct or indirect interest in any corporation, partnership, limited liability company, or any other entity which is involved in any way with, competes with, or conducts any business similar to any business conducted by Seller or Buyer.

     3.7 Litigation. Except as set forth in the Disclosure Schedule, there is no claim, litigation, arbitration, action, suit, proceeding, investigation or inquiry, administrative or judicial, pending or, to the best knowledge of Seller, threatened, against Seller or Seller's assets or business, at law or in equity, before any federal, state or local court, regulatory agency, or governmental authority which is reasonably likely to have a Material Adverse Effect on Seller. Except as set forth on the Disclosure Schedule, Seller is not a party to or subject to the provisions of any judgment which may have a Material Adverse Effect on it.

     3.8 Stock Ownership; Authority and Consent. The stockholders own beneficially and of record all the issued and outstanding common stock of Seller. A majority of the stockholders have given their written consent authorizing the Seller to enter into this Agreement and to consummate the Asset Purchase.

     3.9 No Conflicts. Except as set forth on the Disclosure Schedule, neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the Asset Purchase will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or the Bylaws of Seller, (ii) violate, conflict with or result in the breach of any term, condition or provision under any law or regulation applicable to Seller or any of Seller's assets, (iii) except for third-party consents to assignment required under the Material Contracts/Leases, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or cause a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Seller under, any agreement, indenture, or instrument binding on Seller or upon any of their respective properties or assets, or (iv) violate any judgment, order, decree, stipulation, injunction or charge of any court, administrative agency or commission or other governmental or regulatory authority or instrumentality by which Seller is bound.

     3.10 Financial Statements. The unaudited financial statements (consisting solely of an asset and liability list) of Seller for August 1, 2002 heretofore delivered to Buyer, are accurate in all material respects, and have been furnished to Buyer (the "Financial Statements").

     3.11 Absence of Certain Changes or Events. Except as set forth on the Disclosure Schedule, since date of the Financial Statements, there has not been any event or change relating to the business of Seller that has had or would be reasonably likely to have a Material Adverse Effect on Seller or Seller's Financial Statements.

     3.12 Taxes.

          (a) For purposes of this Agreement, (i) "Tax" or "Taxes" shall mean all Federal, state, local and foreign taxes and assessments, including all interest, penalties and additions imposed with respect to such amounts;
(ii) "Pre-Effective Tax Period" shall mean all taxable periods ending before or including the Effective Time; and (iii) "Returns" means returns, reports or forms, including information returns.

          (b) (i) Seller has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by such party by the Internal Revenue Code of 1986, as amended, (the "Code") or by applicable State, local or foreign Tax law, and each such Return is complete and accurate, (ii) all Taxes of Seller shown as due on such Returns have been duly and timely paid or accrued and (iii) no Tax liens have been filed and no claims are being asserted in a writing received by Seller with respect to any Taxes.

     3.13 Title to Assets. Except as set forth on the Disclosure Schedule, Seller has marketable title to all furniture, fixtures, equipment, and machinery (the "Fixed Assets") and good title to all other Assets, in all cases free and clear of all liens, charges, security interests or other encumbrances of any nature whatsoever. Except as set forth in the Disclosure Schedule, all of the Fixed Assets are usable in the regular and ordinary course of business.

     3.14 Compliance with Laws; Authorization. To the best of Seller's knowledge, except as set forth on the Disclosure schedule, Seller is in compliance in all material respects with all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any federal or state court or governmental authority applicable to Seller, its business or its properties (collectively, the "Applicable Laws"). To the best of Seller's knowledge, except as set forth on the Disclosure Schedule, Seller is not under investigation with respect to, nor has it been charged with or given notice of any violation of, any of the Applicable Laws. For purposes hereof, Seller will be deemed in compliance in all material respects with Applicable Laws if a violation thereof would not have a Material Adverse Effect on the continued operations of Seller in the manner in which it is currently conducting its business.

     3.15  Employee  Benefits Plans. Except as set forth  in  the  Disclosure
Schedule:

          (a) Seller has never directly or indirectly maintained or contributed to, nor is Seller directly or indirectly maintaining or contributing, for the benefit of the current and/or former employees of Seller, any employee benefit plan, including, without limitation, any "employee benefit plan" (as defined in Section (3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any employment or severance contract, any stock option plan or any plan of deferred compensation (individually, a "Plan" and collectively the "Plans") . Seller does not have any commitment, whether formal or informal, to create any such plans.

          (b) Seller does not directly or indirectly maintain or contribute to (or have an obligation to contribute to) any plan, fund or program which provides medical, health, hospitalization, life, disability or other insurance, vacation, deferred compensation, pension, bonus, stock options, stock purchase rights, or other employee benefits with respect to present or former employees of Seller, other than the full time employees of Seller.

          (c)   The  consummation of the Asset Purchase will not entitle  any
current   or  former  employee  of  Seller  to  severance  pay,  unemployment compensation or any other payment.

     3.16 Contracts. Seller has made or will make available to Buyer all contracts, agreements, and instruments to which Seller is a party, including all amendments and supplements thereto, which are material to the business operations, assets, properties or condition (financial or otherwise) of Seller (the "Material Contracts"). Except as set forth on the Disclosure Schedule, each Material Contract is legally valid and binding against Seller, in full force and effect and enforceable against Seller in accordance with its terms, except where the invalidity or non-binding nature would not have a Material Adverse Effect on Seller.

     3.17 Books of Account; Records. To the best of Seller's knowledge, Seller's general ledgers, stock record books, minute books and other corporate records relating to the assets, contracts and leases of Seller are, in all material respects, true, correct and complete.

     3.18 Labor Relations.

          (a) There is no collective bargaining agreement to which Seller is a party, collective bargaining agreement currently being negotiated by Seller, or union or collective bargaining unit representing any of Seller's employees.

          (b) Seller has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor or the termination thereof, including those related to wages, salary withholdings, employee health and safety, bonus, vacation pay and severance pay, working hours, and benefits for employees and former employees, and the payment and withholding of taxes and other sums as required by appropriate governmental authorities, or is holding for payment not yet due to such authorities all amounts required to be withheld from such employees and former employees of Seller and is not liable to any person or entity (including any governmental entity) for any arrears of wages, commissions and benefits for employees, taxes, penalties or other sums for failure to comply with any of the foregoing, other than amounts not yet due and payable in the ordinary course or business.

          (c) Except as set forth in the Disclosure Schedule, Seller is not a party to any employment contract or agreement with respect to any of its employees, nor has Seller in any other manner limited its right to terminate the employment relationship with its employees.

     3.19 Environmental Matters. To the best of Seller's knowledge, Seller is and has been in compliance in the conduct of its business with all applicable environmental laws and regulations or any order, decree, judgment, or injunction issued, entered, promulgated or approved thereunder.

     3.20 Brokers and Finders. Seller has not employed any broker or finder or incurred any liability for brokerage fees, commissions or finders' fees in connection with the Asset Purchase.

                                 ARTICLE IV
                     Conditions Precedent to Obligations

     4.1 Conditions to Obligations of Buyer. Each and every obligation of Buyer to be performed under this Agreement shall be subject to the satisfaction by Seller at or prior to the Closing Date of each of the following conditions (unless waived in writing by Buyer);

          (a) Representations and Warranties. The representations and warranties set forth in Article III of this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made as of the Closing Date.

          (b) Performance of Agreement. Seller shall have fully performed and complied with the covenants, conditions and other obligations under this Agreement which are to be performed or complied with by them at or prior to the Closing Date.

          (c) Consents. All applicable third-party approvals or consents, including consents and approvals under Material Contracts/Leases, shall have been received or satisfied.

          (d) No Adverse Change. There shall not have been any Material Adverse Effect with respect to Seller or its business since the date of this Agreement.

          (e) No Adverse Proceeding. There shall not be pending or threatened any claim, action, litigation or proceeding (judicial or administrative) or governmental investigation against Buyer or Seller for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or the consummation of the Asset Purchase is illegal.

          (f) Certificate. Seller shall have delivered to Buyer at the Closing a certificate signed on its behalf by one of its officers, dated the date of Closing, to the effect that the conditions set forth in subsections
(a) through (e) of this Section 4.1 have been satisfied to the best knowledge of such officer.

            (g) General Conveyance, Transfer, Assignment, and Bill of Sale Agreement. At the Closing, Buyer and Seller shall execute and deliver the General Conveyance, Transfer, Assignment, and Bill of Sale Agreement in the form attached hereto as Exhibit C (the " General Conveyance, Transfer, Assignment and Bill of Sale Agreement").

     4.2 Conditions of Seller. Each and every obligation of Seller to be performed under this Agreement shall be subject to the satisfaction by Buyer at or prior to the Closing Date of the following conditions (unless waived in writing by Seller):

          (a) Representations and Warranties. The representations and warranties of Buyer set forth in Article II of this Agreement shall have been true and correct when made, and shall be true and correct at and as of the Closing Date as though such representations and warranties were made as of the Closing Date.

          (b) Performance of Agreement. Buyer shall have fully performed and complied with the covenants, conditions and other obligations under this Agreement which are to be performed or complied with by it at or prior to the Closing Date.

          (c) Consents. All applicable third-party approvals or consents shall have been received or satisfied.

          (d) No Adverse Proceedings. There shall not be pending or threatened any claim, action, litigation or proceeding (judicial or administrative) or governmental investigation against Buyer, or Seller for the purpose of enjoining or preventing the consummation of the Asset Purchase, or otherwise claiming that this Agreement or the consummation of the Asset Purchase is illegal.

          (e) Certificate. Buyer shall have delivered to Seller at the Closing a certificate signed on its behalf by one of its officers, dated the date of the Closing Date, to the effect that the conditions set forth in subsections (a) through (d) of this Section 4.2 have been satisfied to the best knowledge of such officer.

          (f) Purchase Price. Buyer shall have paid the Consideration at the Closing in accordance with Section 1.3 hereof.

          (g) No Adverse Change. There shall not have been any Material Adverse Effect with respect to Buyer or its business since the date of this Agreement.

                                  ARTICLE V
                                   Closing

     5.1 Deliveries of Seller at Closing. At the Closing, Seller will deliver or cause to be delivered to Buyer the following at Seller's expense:

          (a) The certificate referred to in Section 4.1(f) of this Agreement.

          (b) A copy of the Articles of Incorporation of Seller and all amendments thereto certified by the Secretary of State of Nevada.

          (c) Certified copies of minutes reflecting the authorization by the Board of Directors of Seller and by the majority of its stockholders of the execution, delivery and performance of this Agreement and consummation of the Asset Purchase.

          (d) The General Conveyance, Transfer, Assignment, and Bill of Sale Agreement.

     5.2 Deliveries of Buyer at Closing. At the Closing, Buyer will deliver or cause to be delivered to Seller the following;

          (a) Certificate of Euro Technology Outfitters representing ten million nine hundred eighteen thousand three hundred (10,918,300) shares of common stock which represents the Price as set forth in Section 1.3 (a) hereof;

          (b) The certificate referred to in Section 4.2(e) of this Agreement;

          (c) Certified copies of resolutions adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and consummation of the Asset Purchase.

                                 ARTICLE VI
                               Indemnification

     6.1 Survival of Representations, Warranties and Agreements. Subject to the limitations set forth in Section 6.3 of this Agreement, all representations, warranties and covenants of the parties contained herein shall survive execution and delivery of this Agreement.

     6.2  Indemnification.

          (a) Subject to the limitations set forth in Section 6.3 of this Agreement, Seller hereby covenants and agrees to indemnify and hold harmless Buyer, from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, attorney's fees, any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting to, imposed on or incurred or suffered by Buyer directly or indirectly, as a result of or arising from (i) any breach of any of the representations, warranties or covenants made by Seller, (ii) any liability of Seller not specifically assumed by Buyer hereunder, (iii) any Federal income Taxes attributable to Seller, any state, local or foreign income or franchise Taxes attributable to Seller, or any sales, use or similar Taxes for any Pre-Effective Tax Period, and (iv) Seller's operation of the business prior to the Effective Time (collectively, "Buyer's Indemnifiable Claims").

          (b) Buyer hereby covenants and agrees to indemnify and hold harmless Seller, from and against any and all Damages asserted against, resulting to, imposed on or incurred or suffered by Seller, directly or indirectly, as a result of or arising from (i) any breach of any of the representations, warranties or covenants made by Buyer in this Agreement,
(ii) any liability specifically assumed by Buyer hereunder and (iii) Buyer's operation of the business after the Effective Time (collectively, "Seller's Indemnifiable Claims").

          (c) Buyer's Indemnifiable Claims and Seller's Indemnifiable Claims are collectively referred to hereinafter as "Indemnifiable Claims."

     6.3 Limitations on Indemnification. Rights to Indemnification hereunder are subject to the following limitations:

          (a) The obligation of indemnity provided herein with respect to the representations and warranties set forth in Section 3.12 shall terminate on the expiration of the periods of limitations applicable to assessment and collection of federal, state, local and foreign taxes, taking into account any extensions of such periods of limitations approved by Seller prior to the date hereof.

          (b) The obligations of indemnity provided herein with respect to the representations and warranties set forth in Articles II and III (except
Section 3.12 of this Agreement) shall terminate on the second anniversary of the Closing Date.

          (c) The foregoing provisions of this Section notwithstanding, if, prior to the termination of any obligation to indemnify as provided for herein, written notice of a claimed breach is given by Buyer, Seller, or a suit or action based upon a claimed breach is commenced against any party, no party shall be precluded from pursuing such claimed breach or suit or action, or from recovering from the other party hereunder (whether through the courts or otherwise) on the claim, suit or action, by reason of the termination otherwise provided for above.

     6.4  Procedure for Indemnification with Respect to Third-Party Claims.

          (a) If a party (the "Indemnitee") determines to seek indemnification under this Article with respect to Indemnifiable Claims resulting from the assertion of liability by third parties, it shall give notice to the other party (the "Indemnifying Party") within 30 days of the Indemnitee's becoming aware of any such Indemnifiable Claim; the notice shall set forth such information with respect thereto as is then reasonably available to the Indemnitee. In case any such liability is asserted against the Indemnitee, and the Indemnitee notifies the Indemnifying Party thereof, the Indemnifying Party will be entitled, if it so elects by written notice delivered to the Indemnitee within 30 days after receiving the Indemnitee's notice, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee at all times during the defense of such liability. Notwithstanding the foregoing, (i) the Indemnitee shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnitee (so long as the Indemnifying Party continues to defend such matter); (ii) the Indemnitee shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing; and (iii) the rights of the Indemnitee to be indemnified hereunder in respect of Indemnifiable Claims shall be deemed forfeited by its failure to give notice pursuant to the foregoing only to the extent that the Indemnifying Party is materially prejudiced by such failure to give notice. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim, the parties hereto shall make reasonably available to each other all relevant information in their possession material to any such assertion. The Indemnifying Party may not compromise or settle an Indemnifiable Claim without the written consent of the Indemnitee.

          (b) In the event that the Indemnifying Party, within 30 days after receipt of the aforesaid notice of an Indemnifiable Claim, fails to assume the defense of the Indemnitee against such Indemnified Claim, the Indemnitee shall have the right to undertake the defense and to compromise or settle such action on behalf of and for the account and risk of the Indemnifying Party.

     6.5 Procedure for Indemnification with Respect to Non-Third-Party Claims. If the Indemnitee asserts the existence of an Indemnifiable Claim giving rise to Damages (but excluding claims resulting from the assertion of liability by third parties), it shall give written notice to the Indemnifying Party specifying the nature and amount of the claim asserted. If the Indemnifying Party, within 30 days after the mailing of notice by the Indemnitee, shall not give written notice to the Indemnitee announcing its intent to contest such assertion of the Indemnitee, such assertion by the Indemnitee shall be deemed accepted and agreed to by the Indemnifying Party.

                                 ARTICLE VII
                                  Covenants

     7.1 Covenant Against Hiring. Seller understands that in Buyer's view it is essential to the successful operation of its business that Buyer retain substantially unimpaired Seller's current operating organization. Seller covenants and agrees that neither of them, nor any affiliate of either of them, without the prior written consent of Buyer, shall take any action which would induce any employee or representative of Seller prior to the Effective Time not to become or continue as an employee or representative of Buyer.

     7.2 Due Diligence Access. From the date of this Agreement until the Closing, to enable Buyer to conduct due diligence, and following the Closing to the extent needed by Buyer and its accountants to conduct and complete a financial audit of Seller and its operations, Seller shall make or cause to be made available to Buyer: (i) members of management of Seller for personal interviews; (ii) the Assets; and (iii) all books of account, contracts, agreements, commitments, authorizations, insurance policies, records and documents of every character relating to Seller's business for examination. Accordingly, Seller shall permit Buyer and its representatives, attorneys, accountants and agents to have access to the same at all reasonable times and places.

     7.3   Conduct of Interim Operations. From the date hereof to the Closing
Date:

     (a)  Affirmative Covenants. Seller shall do the following:

          (1) Operations. Conduct its business as presently conducted in the usual, regular, and ordinary course and scope, and do all things in the ordinary course of business, consistent with past practice, necessary to preserve, renew, and keep in full force and effect all rights and franchises that are necessary to continue its business.

          (2) Corporate Existence. Maintain its corporate existence, good standing, and qualification to transact business in the State of Nevada.

          (3) Compliance with Applicable Laws. Substantially comply with all Applicable Laws and timely pay all amounts that, if unpaid, would have a Material Adverse Effect on the Seller's business affairs or prospects.

          (4)  Insurance. Maintain all insurance.

          (5) Litigation. Advise Buyer immediately of any lawsuit threatened or filed against Seller.

          (6) Material Loss. Immediately notify Buyer of any event causing or that may reasonably be expected to cause a material loss to Seller with respect to the Assets or result in a material decline in value of the Assets or the Seller's business or prospects.

          (7) Preservation of Business. Employ all reasonable efforts to preserve the Seller's business intact, to keep available to Buyer the present employees of the Seller, and to maintain good relations with suppliers and customers and others having business relations with the Seller.

     (b)  Negative Covenants. Seller shall not do any of the following:

          (1) New Encumbrances. Create, incur, assume, or suffer to exist any new encumbrance (including, but not limited to, charges on property purchased under conditional sales or other title retention agreements) on any of the Assets other than in the ordinary course and scope of the Seller's business.

          (2) Disposition of Assets. Sell, dispose of, mortgage, pledge, grant a security interest in or otherwise dispose of or encumber any Asset or interests therein other than in the ordinary course and scope of the Seller's business.

          (3) Contracts. Enter into any contracts or agreements, or amend, modify, or terminate any contracts or agreements, except in the ordinary course and scope of the Seller's business;

          (4) Compensation. Except for wage increases required by law or governmental regulations, and merit or length of service increases granted in the ordinary course and scope of the Seller's business consistent with past practices, increase the compensation or benefits payable or to become payable to any employee.

     7.4  Tax Covenants.

     (a) Seller and Buyer shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Returns relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

     (b) All transfer, documentary stamp, sales, use, registration and other such Taxes and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Seller; and Buyer shall cooperate in timely making all filings as may be required to comply with the provisions of such Tax laws.

     (c) Any personal property or similar taxes with respect to the Assets attributable to the Pre-Effective Tax Period shall be borne by Seller.

     7.5 Changes to Disclosure Schedule. Between the date of this Agreement and the Closing Date, Seller shall promptly inform Buyer of events, circumstances, or other developments that occur between such dates that would have been described in the Disclosure Schedule had such events, circumstances or other developments occurred on or prior to the date of this Agreement. Having so informed Buyer, Seller shall provide Buyer with such further information regarding such event, circumstance or development as Buyer reasonably requests. Within three business days of Buyer's receipt of such additional information, Buyer shall notify Seller and shareholders that: (i) Seller may amend the Disclosure Schedule to describe such event, circumstance or other development, without liability to Seller; or (ii) Buyer intends to terminate this Agreement pursuant Section 8.1(b).

     7.6 Liabilities. Seller shall pay all of its liabilities as they become due, whether due prior to, on or after the Effective Time (other than liabilities expressly assumed hereunder by Buyer).

                                ARTICLE VIII
                          Termination of Agreement

     This Agreement may be terminated at any time prior to the Closing:

     (a)  by mutual written consent of all parties;

     (b) by either Buyer or Seller if any of the representations or warranties of the other party contained herein shall be inaccurate or untrue in an material respect and such inaccuracy cannot reasonably be expected to be cured prior to the Closing;

     (c) by either Buyer or Seller if any obligation, term or condition to be performed, kept or observed by such other party hereunder has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement;

     (d) by either Buyer or Seller if any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable;

     (e) by either Buyer or Seller if not then in material breach of any of its obligations hereunder, if the Closing has not occurred by December 31, 2002.

     Any termination pursuant to this Section 8.1 shall be effective upon notice thereof having been given to the non-terminating party in accordance with Section 9.2 hereof.

     No party hereto shall be liable to any other party hereto if this Agreement is terminated pursuant to Section 8.1(a), (b) or (d).

                                 ARTICLE IX
                          Miscellaneous Provisions

     9.1 No Negotiations by Seller. Unless and until this Agreement has been properly terminated pursuant to Article VIII hereof, Seller shall not directly or indirectly, through any officer, director, agent, employee, representative or otherwise, make, solicit, initiate or encourage the submission of proposals or offers, or accept offers, from any person (including any of its officers or employees) relating to any recapitalization, merger, consolidation or other business combination involving Seller, any sale of all or a substantial portion of the assets of Seller, or the sale of any material equity interest in Seller (any of the foregoing, a "Competing Transaction"). During such period, Seller shall not, directly or indirectly, participate in any negotiations regarding, furnish to any other person any information with respect to, or otherwise cooperate, assist or participate in, any effort or attempt by any third party to propose or effect any Competing Transaction. Seller shall notify Buyer of any Competing Transaction or any inquiry relating to a possible Competing Transaction and shall deliver to Buyer any information furnished to or by any such third party.

     9.2 Notice. All notices, requests, demands and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and served either by personal delivery (which shall include delivery by Federal Express or similar services) to the party for whom it is intended or by being deposited postage prepaid, certified or registered mail, return receipt requested (or such form of mail as may be substituted therefore by postal authorities), in the United States mail, bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:

     If to Buyer:                   With a copy to:

     Euro Technology Outfitters              Donald J. Stoecklein, Esq.
     1850 E. Flamingo Road, Suite 111        Stoecklein Law Group

     Las Vegas, Nevada 89119                 402 West Broadway, Suite 400
     Attn: Anthony DeMint                    San Diego, California 92101

     If to Seller:                 With a copy to:

     Petrol Energy, Inc.
     Paul Branagan, President
     6265 S. Stevenson Way
     Las Vegas, NV  89120

     9.3 Entire Agreement. This Agreement, the Exhibits, the Appendices and the Disclosure Schedule embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior agreements and understandings relative to said subject matter.

     9.4 Binding Effect; Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Buyer, its representatives, successors and assigns, and Seller, its representatives, successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any party hereto without the prior written consent of the other parties, except that Seller shall assign its rights hereunder, including all rights to the Share Portion and the Option Portion, to its stockholders upon dissolution of Seller.

     9.5 No Third-Party Beneficiaries. Nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

     9.6 Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     9.7 Expenses. Each of the parties hereto will bear its own costs and expenses (including legal, accounting and consulting fees and expenses) incurred in connection with this Agreement and the Asset Purchase.

     9.8 Waiver; Consent. This Agreement may not be changed, amended, terminated, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto.

     9.9 Other and Further Covenants. The parties shall, in good faith, execute such other and further instruments, assignments or documents as may be necessary for the consummation of the transactions contemplated by this Agreement, and shall assist and cooperate with each other in connection with these activities.

     9.10 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Nevada, without regard to any, such laws relating to choice or conflict of laws.

     9.11 Public Announcements. Neither Buyer nor Seller shall, without the prior written consent of the other, make any public announcement or any release to trade publications or to the press or make any statement to any competitor, customer or any other third party with respect to the transactions contemplated herein, except such announcement, release or statement necessary in the opinion of its counsel to comply with applicable requirements of law. The parties hereto agree that upon execution of this Agreement and on the Closing Date, they shall jointly prepare press releases for appropriate dissemination, if any.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.


                                   PETROL ENERGY, INC.


                                   By:/s/ Paul Branagan
                                          Paul Branagan, President



                                   EURO TECHNOLOGY OUTFITTERS


                                   By:/s/ Anthony DeMint
                                         Anthony N. DeMint, President

                                                                    EXHIBIT A


                                 ASSET LIST


ASSETS:

        Cash                               $12,000.00
        Leases                             448,049.00

             Total                         460,049.00

                                                                  EXHIBIT A-1


                               EXCLUDED ASSETS



Excluded Assets are to be considered any assets that do not directly relate to the mineral leases and cash as described in Exhibit "A" hereto..

                                                                    EXHIBIT B



                                 LIABILITIES

                   MATERIAL CONTRACTS/LEASES TO BE ASSUMED


Leases                             $449,049.00

                                                                    EXHIBIT C


     GENERAL CONVEYANCE, TRANSFER, ASSIGNMENT AND BILL OF SALE AGREEMENT

          GENERAL CONVEYANCE, TRANSFER, ASSIGNMENT AND BILL OF SALE


     THIS GENERAL CONVEYANCE, TRANSFER, ASSIGNMENT AND BILL OF SALE (this "Assignment") effective as of August 19, 2002, is between Petrol Energy Inc., a Nevada corporation ("Seller") and Euro Technology Outfitters, a Nevada corporation ("Buyer").

                                 WITNESSETH:

     WHEREAS, Seller is in the business (the "Business") of oil and gas exploration and development;

     WHEREAS, Seller and Buyer have entered into an Asset Purchase Agreement dated as of August 19, 2002 ("the Purchase Agreement") providing, among other things, for the sale by Seller and purchase by Buyer of the Assets (as defined herein); and

     WHEREAS, in order to effectuate the sale and purchase of the Assets as aforesaid, Seller is executing and delivering this Assignment and Buyer is delivering consideration as set forth herein.

      NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and in the Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby acts and agrees as follows:

1. Conveyance of Assets. Subject to Paragraphs 2 and 3 hereof, the Seller hereby SELLS, CONVEYS, TRANSFERS, ASSIGNS AND DELIVERS unto Buyer and its successors and assigns, forever, all the assets, rights, and properties described in the following clauses (a) through (e) (collectively, the "Assets").

(a) License and Permits. All right, title and interest of Seller in, to and under all licenses, permits, authorizations and other rights of every kind and character relating to the Business under any federal, state or local statute, ordinance or regulation.

(b) Intangible Assets. All right, title and interest of Seller in, to an under all trademarks, technology, know-how, data, copyrights, trade-names, service marks, licenses, covenants by others not to compete, rights and privileges used in the Business and the goodwill associated with the Business in connection with which the marks are used.

(c) Contracts and Leases. All right, title and interest of Seller in, to and under all contracts, leases and agreements to which it is a party or beneficiary (the "Material Contracts/Leases"), all of which are set forth in Exhibit A attached to the Purchase Agreement.

(d)  Name. The name of "Petrol" and any variations thereupon.

(e) Prepaid Expenses, Cash. All prepaid expenses and deposits relating to the Assets, all cash of Seller.

2. Excluded Assets. Notwithstanding the foregoing, Seller may retain on and from the Closing Date, the assets used in, relating to or associated with the Business listed on Exhibit A-1 to the Purchase Agreement.

3.   Consideration.  As consideration for the Assets, Buyer herewith delivers
to   Seller,  Ten  Million  Nine  Hundred  Eighteen  Thousand  Three  Hundred
(10,918,300) Shares of common stock of Euro Technology Outfitters.

4. Assumption of Buyer. Buyer assumes only those liabilities associated with the Material Contracts/Leases set forth on Exhibit B to the Purchase Agreement.

5.    Defined  Terms.   All capitalized terms used herein without  definition
shall have the meanings assigned to them in the Purchase Agreement.

6. Counterparts. This Assignment may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one assignment.

7. Further Assurances. From time to time, as and when requested by Buyer, Seller shall execute and deliver or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to carry out the purposes of this Agreement.

8. Controlling Agreement. It is contemplated that Seller may, at any time or from time to time, execute acknowledge and deliver one or more separate instruments of assignment and conveyance relating to certain of the Assets. No such separate instrument of assignment or conveyance shall limit the scope and effect of this Assignment. In the event that any conflict or ambiguity exists as between this Assignment and any such separate instrument of assignment, the terms and provisions of this Agreement shall govern and be controlling.

9. Governing Law. The validity of this Assignment shall be governed by and construed in accordance with the laws of the State of Nevada, excluding any conflicts-of-law rule or principle which might refer to another jurisdiction.

10. Successors and Assigns. This Assignment shall bind Seller and its successors and assigns and inure to the benefit of Buyer and its successors and assigns.

11. Descriptive Headings. The descriptive headings of the several Paragraphs, subparagraphs and clauses of this Assignment were inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

     EXECUTED  as of the date first set forth above.



                              Seller:

                              Petrol Energy Inc.


                              /s/ Paul Branagan
                              Paul Branagan, President


                              Buyer:

                              Euro Technology Outfitters


                              /s/ Anthony DeMint
                              Anthony N. DeMint, President